EXHIBIT 10.30

Equity Transferring Agreement

Party A (Assignor): SinoHub SCM Shanghai Ltd.

Party B (Assignee): SinoHub Electronics Shenzhen Ltd.

In order to expand the logistic business in the east China, and better serve and assist with the goods circulation in the eastern and southern area of China, SinoHub Electronics Shenzhen Ltd. (Party B) invested RMB10,000,000 in Shanghai in 2005 to establish SinoHub SCM Shanghai Ltd. (Party A), the business scope of which involves the international trade and commissioned customs declarations. Due to the policy restriction of the time being, only the domestic-funded companies are authorized to be engaged in commissioned customs declarations for import and export business; therefore, SinoHub SCM Shanghai Ltd. (Party A) was only capable of being registered under domestic capital. As a matter of fact, SinoHub Electronics Shenzhen Ltd. (Party B) is a fully foreign-capital-owned company, its investment on Party A could only be entrusted to domestic personnel for registration. Upon the approval of the board of directors of Party B, Ms. Sailan Xu was entrusted to hold the equity of SinoHub SCM Shanghai Ltd. as trustee under a declaration of trust agreement. Both parties agreed that SinoHub Electronics Shenzhen would purchase the equity of SinHub SCM Shanghai Limited for a nominal amount of money when it was regarded as proper by Party B.

Party A and Party B do hereby agree on changing the equity of Party A as follows:

Now Party B ratifies the necessity of withdrawing the administration of Party A, and negotiates with Party A that Party A shall sell the equity under its investor Ms. Sailan Xu to Party B at the price of RMB100, and Party A shall be liable for all the rights and obligations from the day when Party B was funded to the day when it was sold. The original investor and its legal representative of Party A, Ms. Sailan Xu, shall not have any administrative rights and ownership of the SinoHub SCM Shanghai Limited after January 17, 2008.

Upon the signature of both parties on this Agreement, Party B shall set about the relative issues concerning the equity transfer, and Party A shall assist with all the procedures without reserve.

Party A: SinoHub SCM Shanghai Ltd.	Party B: SinoHub Electronics Shenzhen Ltd.
Legal representative: /s/Sailan Xu	Legal representative: /s/Henry T. Cochran
January 17, 2008	January 17, 2008